EXHIBIT 10.5


                                   TRANSLATION


AT AAT.8557/1997

                                                 July 7th, 1997

SUBJECT : The rental for area to install the Showcase

TO : Managing Direct   J.M.T DUTY FREE CO.,LTD.

REFERENCE:  1. The letter NO.JTD.169/2540 dated May 21st, 1997

            2. The agreement to permitted the business for the services and sale the DUTY FREE SHOP at Bangkok and Regional Airports at 6-04/1096 dated March 6th, 1996

ENCLOSURE: 1 Sheet layout for the approved for the area of the Company.

     Following a request from J.M.T DUTY FREE CO.,LTD. to rent the space for install the showcase at the area of the Shop for the Passenger Departure Lounge terminal 2, Bangkok Airport as per reference No.1

     The Airport Authority of Thailand (AAT) already consider and approved to company to rent for install the Showcase total 5 nos,the area around 2 SQ./M each at the infront of the DUTY FREE SHOP 3rd floor Departure Lounge,Terminal 2, Bangkok International Airport. By the rental of 750 Baht per SQ./M per month. The service charges of 15 persent of the rental and Household and Land taxes at the rate fixed by law. Other conditions shall be in line with the agreement, ref No.2

     For your information and we ask you to coordinate with the Space Control Center Airport Operations Department Bangkok Internation Airport. Tel 535-1262 to proceed with the agreement

                                   Sincerely Yours,



                                   (MR.MANOJ PORNPIBOON)

                                    Duputy Managing Director

                               Acting on behalf of the Managing Director

Financial Department
Tel. 585 -1590
Fax. 585 -1855



[One page graphic (floor plan) omitted.]